Exhibit 10.1

Translated to English

TRUST DEED

Written and Signed this 5th day of April, 2007

By and Between

Smile.Communication Ltd.

Of 1 Alexander Yanai St., Petah Tikva

(the “Company”)

Of the first part

And

Schiff Hazenperetz (2004) Trustees Ltd.

Of 52 Menahem Begin St., Tel Aviv

(the “Trustee”)

WHEREAS,	on March 8, 2007 the Company and the Trustee executed a trust deed with respect to the Debentures (Series A) (the “Old Deed”);

AND WHEREAS,	following the registration of the Debentures on the INSTITUTIONAL INVESTORS on the TASE, the parties have agreed to amend the Old Deed as set forth herein, and to replace the Old Deed with this one;

AND WHEREAS,	the Board of Directors of the Company has, on March 7, 2007, resolved to approve an issuance to investors (as defined in the First Addendum to the Securities Law, 1968) of registered non-negotiable debentures, as defined herein;

AND WHEREAS,	the Company shall issue registered Debentures (Series A) in the manner detailed herein, all in accordance with and subject to the terms set forth herein;

AND WHEREAS,	the Company hereby warrants that there is no legal or contractual restriction barring it from effectuating a private issuance to institutional investors of the Company’s debentures in the manner set forth herein, or to engage with the Trustee in accordance with the terms hereof;

AND WHEREAS,	the Trustee has warranted that there is no legal restriction barring it from engaging with the Company under this Trust Deed and has represented that it is a company limited by shares and duly organized in the State of Israel and whose main purpose is to handle trusts;

AND WHEREAS,	Midroog Ltd. has rated the Debentures (Series A) A1;

AND WHEREAS,	the Trustee has agreed to execute this Trust Deed and serve as trustee for the holders of the Debentures (Series A);

The parties have therefore declared, stipulated and agreed as follows:

1.	Interpretation; Definitions.

1.1.	The preamble and the exhibits to this Trust Deed constitute an integral part hereof.

1.2.	Sections and section-headings are for convenience only, and shall not be used for interpretation.

1.3.	Unless the context otherwise requires, in this Trust Deed and in the Debentures, the following terms shall have the meaning ascribed to them below:

“Debentures” or “Debentures Series” or “Debentures Series A”	The Debentures (Series A) that will be issued by the Company pursuant to a resolution of the Board of Directors of the Company, and additional Debentures that will be issued as part of this series, if issued;

“Debenture-Holder” or “Holder” or “Eligible Person”	A Debenture-Holder and/or any person to whom his interest will inure and/or any transferee of the Debenture-Holder, subject to the terms set out below;

“Trustee”	The Trustee named in the preamble hereto and/or any person who from time to time may serve as trustee for the Holders under this Deed;

“Register”	The Register of Holders as provided in Section 27 hereof;

“Debenture-Holders”	The persons whose names are listed at the relevant time in the Register , and in case of a co- Holders, the co-Holder who is named first in the Register;

“Deed” or “Trust Deed”	This Trust Deed, including all exhibits and addenda hereto, which constitute an integral part hereof;

“Certificate” or “Debenture Certificate”	The Debenture certificate whose form is provided in the First Addendum hereto;

“Law”	The Securities Law, 1968, and the regulations promulgated thereunder, as in effect from time to time;

“Business Day” or “Bank Business Day”	Any day on which the banks or most of the banks in Israel are open for business;

“Extraordinary Resolution”	A resolution adopted by a majority of the Holders, holding and representing at least 75% of the unpaid balance of the principal of the Debentures, and who are present at and participating in the vote at the general meeting of Holders. The presence, in person or by proxy, of Holders of at least 50% of the unpaid balance of the principal of the Debentures, shall be deemed a quorum for the purposes of any meeting whose agenda includes an extraordinary resolution, and in any adjournment of such meeting, the presence of Holders of at least 20% of this balance shall be deemed a quorum.

“Shareholder Loan”	The NIS 157,000,000 balance of the debt at the date of execution of the Trust Deed in respect of the Debentures (Series A), which the Company owes the parent company, including interest, if any, on such amount;

“Rating Company”	Midroog Ltd. or any other rating company as defined in the Second Addendum to the Securities Regulations (Details, structure and form of the prospectus), 5729-1969, with which the Company has engaged for the purpose of rating the Debentures (Series A);

“TASE”	The Tel Aviv Stock Exchange Ltd.

1.4.	Words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender and vice versa; reference to persons shall also include corporate enteritis; and all unless the context otherwise requires. In the event of a conflict between the provisions of this Deed and the addenda and exhibits hereto, the provisions of this Deed shall prevail.

2.	Issuance of the Debentures

2.1.	The Company shall issue Debentures in an aggregate par value of NIS 425,000,000, NIS 1.00 par value each, at a price of 100% of the par value, and subject to the Overleaf Terms. The Debentures shall be issued in 425,000,000 units, by tender on the interest on the Debentures (Series A), such that each unit shall include Debentures (Series A) in an aggregate par value of NIS 1.00.

In the event that the immediate proceeds of the issuance under the tender shall be less than NIS 200,000,000, the Company shall be entitled to cancel the issuance, and in such case the Debentures (Series A) shall not be issued, money shall not be collected from subscribers and the Company shall have no obligations under this Deed or the documents ancillary thereto, including toward the Trustee or toward the Holders, nor will the Company have any obligation to make any payment and/or commission with respect to such private issuance.

2.2.	As of the date of the issuance, the Rating Company has rated the Debentures A1.

2.3.	Registration of the Debentures (Series A) on the TASE

2.3.1.	The Company intends, subject to approval by the Israel Securities Authority and the TASE, to take steps to cause the registration of the Debentures (Series A) on the TASE, and subject to a prospectus (“Registration” and “Prospectus”).

2.3.2.	In the event that the Debentures (Series A) are not registered for by December 5, 2007, any or all of the Holders may, after such date and through December 31, 2007 (“Early Repayment Period”), demand early repayment of the Debentures (Series A) by the Company (“Early Repayment Demand” and “Redeemed Debentures”, respectively).

2.3.3.	The amount to be paid to the Debenture-Holders in case of such early repayment (“Early Repayment Amount”) shall be the higher of (a) the obligation under the Debentures (i.e. Principal plus Interest and indexation accrued through the date of the Company’s notice of early repayment); (b) the cash flow balance expected from the Debentures (Principal plus Interest and indexation) up to the original date of payment of the Debentures, capitalized at the Interest stated in the Interest Rates table, in accordance with the average life expectancy and the latest rating, as effective on the Early Repayment Date.

2.3.4.	Such early repayment of the Debentures (Series A) shall not entitle the person that held such Redeemed Debentures to payment of Interest and/or any other payment in respect of the period after the Early Repayment Date.

2.3.5.	Such Early Repayment Demand by any or all of the Holders shall be submitted in writing to the Company at its address as it appears in the Trust Deed, and shall include any information as the Company may request, at its absolute discretion. An Early Repayment Demand can be submitted to the Company on any trading day during the Early Repayment Period. Early repayment shall be effected no later than forty-five (45) days from the actual date of submission of the Early Repayment Demand to the Company.

2.3.6.	Non-publication of the Prospectus and/or non-completion of the Registration shall not constitute violation of the provisions of this Deed and shall not entitle Holders to any right other than their right to early repayment as provided above and/or any other right noted expressly in the Trust Deed in connection with non-publication of the Prospectus and/or non-completion of the Registration.

2.3.7.	All the expenses in connection with effectuating the Registration and publication of the Prospectus shall be borne by the Company.

2.3.8.	For the terms of payment of the principal of and interest on the Debentures, see the Overleaf Terms.

2.4.	Until Registration for Trading is effected, if effected, and after the private placement, subject to the TASE Regulations and/or the regulations of the TASE clearing house, including any directive or instruction given thereunder, the Company shall, within a reasonable time after the private placement, take steps to cause the Debentures to be registered on the TASE clearing house, which will grant clearing services with respect to the Debentures. In addition, the Company shall take steps to cause registration of the Debentures on Nashir (a clearing and depositary system for securities issued to institutional investors under a prospectus), and shall file an application for such registration no later than 60 days after the date of the private placement. All the registration expenses referred to in this Section shall be borne by the Company.

2.5.	The Company may, from time to time, issue additional debentures in this series, on the same terms as those of the Debentures, at any price and in any manner as the Company may deem fit, at any discount rate, whether the same as or different from (higher or lower) that of the Debentures (Series A), provided that as a result of such issuance the rating of the Debentures shall not fall below the rating of the Debentures (Series A) immediately prior to the date of the issuance of such additional debentures. The Company shall notify the Trustee of any such issuance. The Trust Deed shall govern any such additional Debentures (Series A) issued by the Company. The additional Debentures (Series A) shall not entitle their Holders to Interest in respect of the Interest periods that ended prior to issuance of such additional Debentures. The Company shall apply to the TASE for Registration of any additional Debentures (Series A) issued as stipulated above.

2.6.	The Company reserves the absolute right to issue securities and/or to additional series of debentures at any time, whether or not convertible into shares of the Company, and on terms of redemption, interest, indexation, priority in the event of liquidation, and other terms, all as the Company may deem fit, and regardless of whether they rank pari passu with, behind or before the Debentures.

2.7.	Should the discount rate fixed for the Debentures following issuance of additional Debentures from the same series differ from the discount rate of the Debentures of the same series at such time (the debentures issued as described below shall be issued without a discount), the Company shall apply to the tax authority before issuing the additional Debentures, for confirmation that for the purposes of the tax withholding from the discounted amounts in respect of the Debentures of the same series, a uniform discount rate will be fixed for all Debentures of the same series, according to a formula that weights the various discount rates (if any) in the same series. In the event of receipt of such confirmation, the Company shall compute the weighted discount rate in respect of all the Debentures (Series A) and shall deduct tax on the date of payment of the Debentures (Series A) at such weighted rate and in accordance with the provisions of the law. If such confirmation is not obtained, the Company shall notify the Trustee, immediately prior to issuance of the additional Debentures, of the highest discount rate generated in respect of the Debentures (Series A). The Company shall withhold tax at the time of payment of the Debentures (Series A), at such discount rate. Consequently, there may be cases in which the Company will withhold tax in respect of discount amounts at a rate that exceeds those originally fixed, from any person that held the Debentures prior to issuance of the additional Debentures (Series A). In such case, a taxpayer who held Debentures (Series A) prior to issuuance of the additional Debentures (Series A) and through repayment of the Debentures (Series A), shall be entitled to file a tax return and to receive a rebate of the tax withheld from the discount amount, to the extent that such taxpayer is entitled to such rebate by law.

2.8.	The Company undertakes not to create any security interest (fixed or floating charge) on the any or all of the assets of the Company, until repayment of the Debentures (Series A) in full – except with the consent of the Debenture-Holders (Series A) by a simple majority (50%) at a general meeting of the Debenture-Holders (Series A). At the date of execution of the Trust Deed, no charges are registered on the Company’s assets.

At the request of the Trustee, the Company shall deliver to the Trustee confirmation of its legal counsel that the Company has not created any security interest on its assets, together with an up-to-date printout of the Registrar of Companies.

2.9.	The Company covenants not to repay the Shareholder Loan in full or in part as long as the ratio of the net financial debt (as defined (net): the aggregate bank debt, the debt to the Debenture-Holders, the debt to the infrastructure capacity vendors, a dividend announced less cash, cash equivalent, and any negotiable securities portfolio) after full repayment of the Shareholder Loan or part of it, to the EBITDA of the last four quarters, is higher than 2 at the end of each quarter according to the reviewed or audited financial statements, as the case may be. If this ratio falls below 2, the Company may repay the Shareholder Loan, provided that after full or partial repayment of the Shareholder Loan, the aforementioned ratio shall not exceed 2.

21 days prior to any repayment of the Shareholder Loan, the Company shall deliver to the Trustee a Company report, approved by its auditor, regarding the Company’s compliance with the terms of this Section immediately after repayment of the Loan.

2.10.	The Company covenants that if it is determined that the Shareholder Loan bears interest, such interest shall accrue and be paid only at the time of repayment of any part of the principal of the Shareholder Loan and on such part.

2.11.	For the avoidance of doubt, it is hereby stated that the Trustee has no duty to examine, and has not examined, the need to provide collateral in order to secure the payments to Debenture-Holders. By engaging in the Trust Deed and consenting to serve as trustee for the Debenture-Holders, the Trustee is not giving his opinion, express or implied, as to the ability of the Company to meet its obligations towards the Debenture-Holders. The foregoing shall not derogate from the obligations of the Trustee under the law and/or the Trust Deed, nor shall it derogate from the duty of the Trustee (insofar as it applies to the Trustee by law) to examine the influence of changes in the Company from the date of issuance onwards, to the extent that such changes could have an adverse effect on the ability of the Company to meet its obligations to the Debenture-Holders.

3.	Purchase of Debentures by the Company or a Subsidiary of the Group

The Company reserves the right to purchase Debentures at any time, at any price it deems appropriate, without prejudice to the duty to repay the Debentures still held by Debenture-Holders. Debentures purchased by the Company as aforesaid shall be cancelled upon such purchase and shall be delisted (after and insofar as the Debentures have been registered on the TASE) from the TASE, and the Company may not reissue them. A parent company and/or a subsidiary of the Company and/or a corporation in its control and/or the controlling shareholder and/or corporation controlled by a controlling shareholder (directly and/or indirectly) of the Company, may purchase and/or sell Debentures from time to time at their discretion and in accordance with the law. As long as the Debentures are owned by a parent company and/or a subsidiary of the Company and/or a corporation in its control and/or a controlling shareholder and/or a corporation controlled by a controlling shareholder (directly and/or indirectly) of the Company, they shall not grant such entity voting rights at meetings of the Debenture-Holders and shall not be taken into account for the purpose of determining the presence of a quorum or for exercising any other right granted to Debenture-Holders of the Company.

4.	Covenants by the Company

The Company covenants toward the Trustee to pay in full the principal, interest and indexation payable under the Debentures, and to comply with all the other conditions and obligations imposed on the Company in accordance with the terms of the Debentures and this Deed.

5.	Collateral

The Debentures shall not be secured by any collateral.

6.	Early redemption initiated by the Company

The Company is entitled (but not obliged), at its exclusive discretion, to effect full or partial early redemption of the Debentures during the last two weeks of any calendar quarter, commencing from the day of the private placement and at any time thereafter, including after the Debentures (Series A) have been registered for trading. In the event of early redemption, the Company shall transfer payment of the Proceeds of such Early Redemption (as defined below), subject to and in accordance with the following terms:

6.1.

The Company shall deliver written notice to the Debenture-Holders, with a copy to the Trustee, of early redemption of all or part of the outstanding balance of the Debentures, in a single payment that will be paid to the Holders at least 17 days before (inclusive of the 17th day) and not later than 45 days after the date of delivery of such notice (“Early Redemption Date”). The Early Redemption Date shall not fall in the period between the controlling date for payment of the Interest and the date of actual payment thereof.

6.2.	The amount to be paid to the Debenture-Holders in case of such early redemption (“Early Redemption Amount”) shall be the higher of (a) the obligation under the Debentures (i.e. Principal plus Interest and indexation accrued through the date of the Company’s notice of early redemption); (b) the cash flow balance expected from the Debentures (Principal plus Interest and indexation) up to the original date of payment of the Debentures, capitalized at the yield of government bonds + 0.3%. Such capitalization will be computed as of the Early Redemption Date to the last date fixed for payment of the Debentures.

6.3.	“The yield of the government bond” means – the yield in the 21 Business Days ending two Business Days before the date of the notice of early redemption (“Controlling Date of the Notice”) of two series of Galil 5427 and Galil 5481 government bonds.

6.4.	On the Early Redemption Date, future payments will be reduced proportionately, and in the event of their full repayment, the Debentures shall expire and shall have no further force or effect. In other words, on partial redemption, the unpaid balance will be redeemed in equal installments according to the number of payments of the Principal still outstanding. In the event of partial redemption, the record date for entitlement to early redemption of the Principal will be 12 days prior to the Early Redemption Date.

6.5.	Partial early redemption will be effected pari passu for all Debenture-Holders.

6.6.	Payments made as part of such partial redemption will be deemed to have been made first against the indexation and Interest payments (that accrued up to the date of the Company’s notice of the early redemption), and thereafter against the Principal.

7.	Early repayment demand

7.1.	Subject to the provisions of Section 8 below and the provisions of the Trust Deed, the Trustee may demand early repayment of the entire outstanding balance of the Debentures, and must do so if so demanded by an extraordinary resolution adopted at the general meeting of Holders of Debentured in circulation at such time, subject, however, to the occurrence of one or more of the following events of default:

(1)	The Company fails to pay any amount, including Principal, Interest, late interest, if any, and indexation payable in connection with the Debentures, within 30 days after the time fixed for such payment, except where the Company provides reasonable proof that such non-payment is due to reasons beyond the Company’s control.

(2)	A court of law gives a permanent order or a binding resolution is made to liquidate the Company or a temporary receiver is appointed for the Company and his appointment is not canceled within 45 days.

(3)	An attachment is imposed on substantially all of the assets of the Company or action is taken to effectuate such attachment, and the attachment is not removed or the action is not cancelled within 45 days, and the Trustee deems such attachment or action to jeopardize repayment of any amount payable by the Company in connection with the Debentures.

(4)	A receiver is appointed for the Company and/or substantially all of its assets, and such appointment is not canceled within 45 days.

(5)	The Company gives notice of its intention to cease payment of all its debts or actually ceases payment of all its debts.

(6)	The Company violates or defaults on any term or covenant included in the Debentures and/or in the Trust Deed, and the Trustee deems this a material violation of the rights of Debenture-Holder, and the Company fails to satisfy such term within 14 Business Days after notice by the Trustee.

(7)	The Rating Company discontinues the rating of the Debentures for a period of more than 45 days, due to the Company’s breach of the agreement with the Rating Company.

(8)	A petition is filed by a third party to provide the Company with protection against creditors under Section 150 of the Companies Law, 5759-1999, and such petition is not withdrawn within 45 days of the court hearing.

(9)	As long as the Debentures have not been registered on the TASE – The Rating Company rates the Debentures lower than “Baa1” (or the corresponding rating on the rating scale of the relevant rating company). For the removal of doubt, it is stated that if the Debentures are rated by a number of rating companies (at the Company’s request), then for the purposes of this sub-section, the lowest of the ratings shall apply.

(10)	As long as the Debentures have not been registered on the TASE – Eurocom Communications Ltd. ceases to be the Controlling Shareholder, as defined in Section 268 of the Companies Law, 5759-1999.

(11)	The Company is liquidated or delisted for any reason, and/or engages in a Merger Transaction as defined in the Companies Law, 5759-1999, and/or reorganizes, and all in such a way that the Company ceases to exist, except in cases where such liquidation and/or delisting and/or merger and/or reorganization do not have an adverse effect on the Company’s obligations, and all subject to the provisions of Section 17(j).

(12)	As long as the Debentures have not been registered on the TASE – Early repayment of another series of debentures of the Company, in a material amount, is demanded.

7.2.	The Trustee shall notify the Debenture-Holders of the occurrence of an event of default as soon as he learns of it.

8.	Notice by the Trustee before Demand of Early Repayment

8.1.	Notwithstanding the provisions of Section 7.1 above, early repayment of the Debentures shall not be demanded except after the Trustee has given the Company prior written notice of his intention to take such action and the Company does not respond to such notice within 60 days of its receipt. The notice will demand that the Company pay the amounts in arrears or satisfy the other provisions of the Trust Deed and the Debentures whose violation constitutes cause for the foregoing actions of the Trustee, or that it restore the situation as was prior to the accrual of such cause.

8.2.	Notwithstanding the foregoing, should the Trustee believe that a delay as provided in Section 7.1 above might materially jeopardize the rights of Debenture-Holders, he may shorten the notice period or give no notice at all, as he deems necessary, provided that he gives the Company written notice of this to the Company simultaneously with the demand for early repayment of the debt in accordance with Section 13.1 above.

9.	Proceedings of the Trustee

9.1.	At any time after early repayment of the Debentures is demanded hereunder, the Trustee may, at its discretion and subject to provision of notice to the Company, take any legal step, including litigation, as it may deem fit in order to protect the rights of Holders in accordance with this Deed. The Trustee may also petition the court for any order with respect to the management as it may deem fit.

9.2.	The Trustee may, before taking any steps as described above and subject to the law, convene a meeting of Holders in which the Holders will decide which steps to take in order to exercise their rights hereunder, provided however that the calling of such meeting shall not delay the actions of the Trustee in a way that would have an adverse effect on the rights of Holders. The Trustee may also convene additional meetings of Holders in order to receive instructions with respect to the management of such actions.

9.3.	The Trustee may commence any legal action and file any petition as relevant or as necessary in accordance with the Trust Deed, and may, subject to the law and the terms of the applicable demand, waive any of the Company’s obligations under such conditions as the Trustee may deem fit and subject to the provisions of Section 26 herein.

9.4.	Subject to the provisions hereof, the Trustee shall be entitled, although not obligated, to convene a general meeting of Holders at any time in order to discuss and/or receive instructions regarding any matter relating to this Deed, provided however that the calling of such meeting shall not delay the actions of the Trustee in a way that would have an adverse effect on the rights of Holders.

9.5.	The Trustee may, at its exclusive discretion and subject to the law, delay any action it is to perform hereunder, in order to address the meeting of Holders and/or petition the court until receipt of instructions from Holders and/or from the court with regard to the steps he should take, provided however that such meeting shall be called and/or such petition shall be made as soon as reasonably and practicably possible.

9.6.	The provisions of this Section shall not prejudice the Trustee’s right, hereby granted, to petition the court or initiate any other proceeding in order to receive any order regarding the management of the Trust and protection of Holders’ rights, at its exclusive discretion, even if no demand is made for early repayment of the Debentures.

9.7.	The Trustee shall be entitled to indemnification from the Holders and/or the Company, as relevant, for reasonable expenses that he has and/or will incur, as applicable, in connection with actions he has performed and/or is required to perform in order to satisfy his obligations under the Trust Deed or at the demand of Holders, provided however that:

9.7.1.	In urgent cases, the Trustee may not demand that such indemnification be made in advance; and

9.7.2.	An obligation to indemnify shall include indemnification for liability for torts assumed by the Trustee toward a third party that is not a Holder, provided however that such obligation to indemnify shall apply under the following condition:

9.7.2.1.	The expenses with respect to liability in torts are reasonable;

9.7.2.2.	The Trustee acted in good faith and reasonably and was not negligent, and the action was performed in the course of his duty as Trustee.

9.7.3.	In the event that the Trustee is required, under the terms of the Trust Deed and/or under the Law and/or as instructed by a competent authority and/or by law and/or at the demand of Holders and/or at the demand of the Company, to take any action, including, without limitation, to initiate legal action or file claims or petitions at the demand of Holders, in accordance with the Trust Deed, the Trustee may refrain from taking any such action until it receives a letter of indemnification to its satisfaction from any or all of the Holders, or from the Company if such action is demanded by the Company, with respect to liability for any damages and/or expenses that may accrue to the Trustee and/or the Company due to such action. The foregoing shall not apply in case urgent action is needed, and if not taken before receipt of a letter of indemnification shall cause the Holders damages and/or losses. Notwithstanding the above, if legal action is required, the Company shall deposit with the Trustee such amount as the Trustee will estimate to be its expenses in connection with such legal action. Should the Company fail to deposit such amount at the time that it is requested to do so by the Trustee, and should the Trustee have doubts regarding the Company’s ability to cover the expenses it might incur in such legal action, the Trustee shall immediately call a meeting of Holders in order to confirm their liability to cover such expenses. In the event that the Holders refuse to cover such expenses, the Trustee shall not be obligated to initiate any such legal action.

10.	Proceeds in Trust

All proceeds received by the Trustee in consequence of the proceedings described in Section 9 above or in any other way under this Deed, shall be held by the Trustee in trust and shall be used by the Trustee toward the following purposes, according to the following descending order: The Trustee shall first repay or retain such amount as to cover the expenses, payments, levies and obligations it has incurred or that were imposed on it or that were ancillary to or arose from the performance of the trust or from any other matter in connection with the terms of this Deed, including the Trustee’s fees; second, the Trustee will use the remainder to pay the Holders the late interest owing to them under the terms of the Debentures and in accordance with the indexation terms thereof, pari passu and ratably to the amount of interest in arrears owing to each, without any priority among Holders; third, the Trustee shall use the remainder to pay the Holders such amounts of the principal owing to them in accordance with their Debentures, pari passu and in accordance with the indexation terms of the Debentures, regardless of whether the time fixed for payment of the principal has arrived, and ratably to the amounts owing to them, without any priority in connection with the date on which each Debenture was issued or in connection with any other matter; any remainder shall be paid to the Company or any person that may come in its place.

11.	Power to withhold

Notwithstanding the provisions of Section 10 above, in the event that the distributable amount under Section 10 above is less than 10% (ten percent) of the unpaid balance of the Debentures and interest, in accordance with the indexation terms stipulated in the Debentures, the Trustee may, at its discretion, invest any or all of this amount in such investments as permitted by this Deed, and may from time to time replace such investments by other permitted investments as it may deem fit. Once the aggregate amount of these investments, including any accrued profit, and together with additional moneys that the Trustee may receive for such purpose, is sufficient to pay at least 10% of the unpaid balance of the Debentures and Interest, and subject to the indexation terms set forth in the Debentures, the Trustee shall pay Holders in accordance with the provisions of Section 10 above.

Notwithstanding the above, in the event that Holders of at least 10% of the unpaid balance of the Debentures so demand, the Trustee shall distribute the amounts accrued in his hands as a result of the procedures described above, even before they accrue to 10% of the unpaid balance of the Debentures and Interest as stipulated above.

12.	Notice of Distribution

The Trustee shall give Holders 14 days’ notice, in the manner designated in Section 25 herein, of the date and place where any of the distributions described in Sections 10 and 11 above shall take place. After the date fixed in the notice, Holders shall be entitled to interest in respect of the Debentures at the rate set forth therein, only with respect to the outstanding balance (if any) less the amount paid or proposed to be paid as stated above.

13.	Failure to pay due to reasons outside the Company’s control

13.1.	Any amount owing to a Holder and which was not actually paid due to reasons under the Holder’s control, while the Company was prepared to effect the payment, shall cease to bear Interest and indexation as of the date fixed for such payment, and the Holder shall only be entitled to payments to which he was entitled on the date fixed for such payment with respect to the Principal, indexation or Interest.

13.2.	In the event that any such payment is not effected in accordance with the procedures described above within 14 days of the date fixed for payment, the Company shall deposit the payment with the Trustee, and shall be deemed to have effected the payment to the entitled Holder. In the event that this is the final payment, the Debenture shall be deemed to have been redeemed upon such deposit. Subject to the provisions of the law, the Trustee shall deposit in the bank any such amount, naming the Holders as beneficiaries, and shall invest it as permitted hereunder, all at the Trustee’s discretion. The Trustee shall pay the Holder for whom money amounts were deposited, such money as accrued on the deposit and arising from the liquidation of the investment, less any expenses and trust management fees and less any mandatory tax. Payment shall be effected against such evidence of the Holder’s entitlement, at the discretion of the Trustee. Within one year from the date fixed for final payment of the Debentures, the Trustee shall repay the amounts it has accrued to the Company, less its expenses, and the Company shall hold them in trust and invest them for the Holders as described above. The Company shall give the Trustee confirmation of the Trustee’s return of the foregoing amounts and of their receipt in trust for the Holders.

14.	Receipt from Holders

14.1.	A receipt from the Holder for the Principal, Interest and indexation paid to it in respect of such Holder’s Debenture, shall serve as full and final release of the Company and the Trustee in all matters connected with payment of the amounts set forth in such receipt.

14.2.	A receipt from the Trustee for the deposit of the Principal, Interest and indexation with the Trustee to the benefit of Holders as stipulated in Section 13 above, shall be deemed receipt from the Holder for the purposes of the foregoing Section 14.1.

15.	Presentation of Debentures to the Trustee and registration in respect of partial payment

Holders must, upon payment of any Interest or partial payment of the Principal, Interest or indexation as described above, present to the Company the Debenture in respect of which such payment is sought, and the Company shall register a note regarding the amounts paid and the date of such payment. The Company may, in special cases at the Company’s discretion, waive presentation of the Debenture, subject to receipt of a letter of indemnity or other collateral, to the Company’s satisfaction, regarding damages that may arise because the Company did not register such note , all at the Company’s discretion. Notwithstanding the above, the Company may, at its discretion, maintain any other records regarding partial payments.

16.	Investment

Subject to the law, any money that the Trustee may invest under this Deed shall be invested, by the Trustee or at its instruction, in such securities of the State of Israel or shekel deposits as permitted under Israeli law for investment of money held in trust and at the discretion of the Trustee, and shall be deposited in the name of the Trustee.

17.	Company’s covenants to the Trustee

The Company covenants to the Trustee that as long as the Debentures remain in circulation, it shall:

(a)	Continuously manage the Company’s business in a regular, appropriate and efficient manner, all at the discretion of the management of the Company.

(b)	Provide the Trustee with such information regarding the business or assets of the Company as necessary for any special purpose that the Trustee may specify in connection with protecting the interests of Holders, subject to a confidentiality undertaking by the Trustee.

(c)	To provide the Trustee with certification of payments made to Holders.

(d)	To provide the Trustee, no later than the end of 14 (fourteen) days from completion of registration on the TASE, a schedule, in Excel form, setting for the amounts and dates fixed for payment of the Debentures (Principal and Interest).

(e)	To maintain in its offices regular books of accounts in accordance with generally accepted accounting principles, including the documents on which such books are based (including pledge deeds, mortgage deeds, invoices, receipts and any other documents in connection with the business of the Company), and to allow the Trustee and/or any person that the Trustee may assign for this purpose, to inspect such books and documents at any reasonable time, subject to a confidentiality undertaking by the Trustee and/or such appointee.

(f)	To notify the Trustee of any attachment on substantially all of the assets of the Company or the appointment of a receiver for substantially all of the asses of the Company immediately upon learning of such development, and to immediately take, at its expense, any steps necessary in order to cause the attachment to be removed or the appointment to be canceled.

(g)	To give the Trustee written notice of any one or more of the events described in Section 13 of the Overleaf Terms, within two Business Days of gaining knowledge of such event.

(h)

In the event that the Company becomes a Reporting Corporation , to prepare financial statements, including quarterly reports, in accordance with the requirements of the law with respect to public companies, and to submit them to the Trustee from time to time and in any event no later than 14 days after they are signed, provided however that such financial statements or parts thereof (as the case may be) are published by the Company’s parent company, Internet Gold Ltd. and/or by the Company (if it becomes a Reporting Corporation), and that in any other event, the Trustee shall not be entitled to inspect these documents.

Without prejudice to the foregoing, and subject to the provisions of the law, any Holder and/or the Trustee may receive from the Company, subject to prior arrangement with the Company, the Company’s profit and loss data and balance sheet data once every quarter, no later than 60 days from the end of such quarter, subject to execution of a confidentiality and non-use undertaking to the Company’s satisfaction.

(i)	To allow the Trustee to participate in the general shareholders’ meetings (annual and extraordinary), provided however that the Trustee shall not have any voting power in such meetings.

(j)	Without prejudice to the generality of the above, the Company may effect any reorganization, restructuring and/or any other similar procedures that may, among other things, include the transfer of its activities and/or rights and/or obligations, in full or in part, to another company and/or legal entity that is wholly owned by the Company, and will not for such purpose require the permission of the Trustee or the Holders. The Company shall give the Trustee notice of effecting any such change.

(k)	To cause the Debentures to be rated by a Rating Company throughout the term of the Debentures, unless the general meeting of Holders resolves otherwise in a resolution adopted by a simple majority.

(l)	To provide the Trustee with the rating assigned by the Rating Company whenever the Rating Company issues such rating.

18.	Additional covenants

18.1.	As of such time as the Debentures are repayable, the Company shall, from time to time and at any time that the Trustee may request, perform all reasonable actions to enable the exercise of all of the Trustee’s powers, and in particular shall perform the following actions:

(a)	Make representations and execute all the documents and perform or cause to be performed all of the actions needed or required in accordance with the Law in order to effectuate the authorities, powers and licenses granted to the Trustee.

(b)	Issue all notices, orders and instructions as the Trustee shall reasonably deem beneficial and demand.

(c)	Maintain its assets in good and appropriate condition.

18.2.	For the purposes of this Section – any written notice signed by the Trustee and confirming that an action that the Trustee has required as part of its authorities, was reasonably effectuated, shall serve as final and conclusive evidence of same.

18.3.	In the event that the Debentures are registered on the TASE, then, with respect to any matter that is not mentioned in this Deed and in the event of conflict between the mandatory provisions of the Law and the regulations promulgated thereunder on the one hand, and the provisions of this Deed on the other, the former shall prevail.

19.	Power of attorney

19.1.	The Company hereby irrevocably appoints the Trustee as its representative, to effectuate and perform in its name and on its behalf, any and all of the actions that it is obligated to perform under the terms of this Deed, and to generally act in its name in the performance of any or all of the powers granted to the Company, provided however that such appointment may only be exercised in the event that the Company fails to perform such actions within a reasonable time from a demand by the Trustee that it do so. The Trustee shall give the Company 14 Business Days’ notice before exercising its power under this Section 19.1.

19.2.	The appointment in Section 19.1 shall not be construed as obligating the Trustee to take any action, and the Company hereby exempts the Trustee from any grievance toward the Trustee or its representatives with regard to any damage that has or may be caused to the Company directly or indirectly in connection therewith, arising from any action or inaction or failure by the Trustee to take such action in time, all provided that the Company has failed to perform such actions as it was obligated to perform under this Deed within a reasonable time from being required to do so by the Trustee.

19.3.	The Trustee may appoint one or more attorneys or other persons as representatives to act in its stead, to perform or participate in the performance of any special actions that need to be taken in connection with the trust, including, among other things, taking legal action. The Trustee may also, at the expense of the Company, pay the reasonable fees of any such representative, and the Company shall, immediately upon the Trustee’s first demand, reimburse the Trustee for any such expense, all provided that the Trustee has given the Company prior notice of such appointment.

19.4.	The Trustee may at any time delegate any or all of the trusts, powers, licenses and authorities granted to it under this Deed, to any other person or persons, and any such delegation shall be made in accordance with such terms and provisions (including authorization of further delegation) as the Trustee may deem fit, provided however that such delegation shall not release the Trustee from any liability that would have otherwise rested with the Trustee.

20.	Other agreements

The Trustee’s performance of its duties under this Deed or its status as Trustee shall not bar the Trustee from engaging with the Company in various contracts or performing transactions with the Company in the Trustee’s usual course of business, subject to the provisions of Sections 35A and 35L of the Law, provided however that such engagement or transaction shall not cause the Trustee to become ineligible, under Section 35E(2) of the Law, to serve as Trustee.

21.	Petitions to the court

The Trustee may at any time, including after the Debentures are repayable under Section 7 above, petition the court for an order to effectuate the trust set forth in this Deed or for any other order in connection with the trust as provided herein.

22.	Trustee’s fees and reimbursement

In consideration of its services as Trustee in connection with the issuance of the Debentures, the Company shall pay the Trustee the following fees:

22.1.	For its services as Trustee, the Trustee shall receive a one-time payment of NIS 35,000 in respect of the first year of the trust, such payment to be effected upon the execution of this Deed.

22.2.	As of the second year, the Trustee shall receive an annual fee of NIS 25,000 (indexed to the CPI) for each of the years in which any of the Debentures has not yet been fully repaid (except for the first year). Such amount shall be paid at the beginning of each of the years of the trust, in respect of the year then commencing.

22.3.	Additionally, the Trustee shall be entitled to reimbursement of any reasonable expenses it may incur in connection with the performance of its duties as Trustee (subject to the provisions of Section 9.7 above), including the fees of legal advisors and other experts, provided however that with respect to fees for expert opinions as provided in Section 23.2 below, the Trustee shall give the Company prior notice of its intention to obtain such opinion.

22.4.	The fees and reimbursement of the Trustee as set forth above, shall be paid no later than the end of the trust under this Deed, regardless of whether a receiver (or a receiver and special administrator) is appointed and regardless of whether the trust under this Deed is made subject to court suprvision.

22.5.	VAT shall be added as applicable to any payment owing to the Trustee under this Section, and shall be paid by the Company.

22.6.	All the amounts described above shall have priority in payment over payment to Holders.

22.7.	In the event that the Trustee’s appointment is terminated, the Trustee shall not be entitled to any fees as of the date of termination. In the event that the Trustee’s appointment is terminated before the end of any year of the trust, the Trustee shall be paid a prorated portion of the fee.

22.8.	The Trustee shall be entitled to additional payment for any action arising from and/or required in consequence of the violation of this Deed by the Company or for special actions that the Trustee may be required to perform by the Company in order to effectuate its duties under this Deed. The parties hereby agree that the Trustee shall be entitled to the shekel equivalent of $150 for every hour of work that it is required to invest as stated above.

22.9.	In addition, the Trustee shall be paid NIS 500 for every annual shareholders meeting that it will attend.

22.10.	In the event that the Law is amended such that the Trustee shall be required to perform additional actions and/or inspections and/or to prepare additional reports, the Company shall pay any reasonable expenses that the Trustee shall incur in connection therewith, including reasonable fees, all as the parties shall agree.

22.11.	In the event that the proceeds of the issuance of Debentures exceed NIS 200 million, the annual fee as of the second year shall be increased by 60% of the ratio of (i) the difference between the actual proceeds; and (ii) NIS 200 million.

23.	Special powers

23.1.	The Trustee may deposit al notes and documents evidencing, representing or establishing its rights in connection with any asset in its possession at such time, in a safe or any other place at its discretion, with any banker, banking corporation or attorney. Once such deposit has been made, the Trustee shall no longer be liable for any loss caused in connection with such deposit and shall be entitled to pay, at the expense of the Company, any and all amounts that will be due with respect to such deposit or in connection therewith, except if the Trustee has been negligent. The Company shall immediately reimburse the Trustee for any such expense.

23.2.	The Trustee may, as part of its performance of the trust hereunder, follow the advice or opinion of any attorney, accountant, assessor, appraiser, surveyor, broker or other expert, regardless of whether such opinion or advice was obtained by the Trustee or by the Company or in any other manner, and the Trustee shall not be liable for any loss or damage that will arise from any action or omission by the Trustee based on such advice or opinion, except if the Trustee has been negligent.

23.3.	Any such advice or opinion can be given, delivered or received by letter, cable, facsimile transmission or any other electronic means of delivery of written information, and the Trustee shall not be liable for actions it has performed based on an advice, opinion or information delivered in such manner regardless of whether it contained mistakes that were not there originally, provided that the Trustee was not aware of such mistakes and unless they could have been discovered in a reasonable inspection. The Trustee shall deliver a copy of such opinion to any Holder that may so request.

23.4.	The Trustee shall have no obligation to notify any party of the execution of this Deed and shall not be entitled to intervene in any way in the management of the Company’s business or affairs.

23.5.	The Trustee shall exercise the powers, authorities and licenses granted to it hereunder, at its absolute discretion, provided however that the Trustee shall exercise a reasonable degree of care. If the Trustee conducts itself as described above, it shall not be liable for any error of judgment in good faith, unless it is proven that the Trustee was negligent in examining the relevant facts or acted in bad faith.

24.	Compensation of the Trustee

Without prejudice to the right to compensation that the Trustee has by law, the Trustee and any receiver, representative, executive, agent or any other person that the Trustee may appoint in accordance with this Deed, shall be entitled to receive reasonable compensation from the money that the Trustee shall obtain in any procedure it has exercised or in any other manner in accordance herewith, in connection with reasonable expenses they have incurred in the course of or in connection with the performance of the trust in accordance with this Deed and which in their opinion were required for this purpose, or in connection with the exercise of the powers and licenses granted to them hereunder, and in connection with any legal proceedings, legal opinion or other expert opinions, negotiations, discussions, expenses, claims and demands in connection with any law or any action or inaction in connection with the trust, and the Trustee shall have a possessory lien on the money in its possession and may use it to pay the amounts required to cover such compensation.

25.	Notices

25.1.	Unless otherwise expressly stated in the terms of the Debenture and except such cases with respect to which the provisions of this Deed instruct differently, all notices by the Company and/or the Trustee to Holders shall be delivered (i) by registered mail to the last address of the Holder as registered in the Register, and any notice delivered in this manner shall be deemed to have been delivered to the Holder within seven Business Days from its dispatch at the post office, or (ii) by publication in two widely-circulated Hebrew daily newspapers in Israel. A notice published in the newspapers shall be deemed to have been delivered 72 hours from the date of its publication.

25.2.	Any notice or demand by the Trustee to the Company may be delivered by registered mail to the address set forth herein, or to any other address of which the Company gives the Trustee written notice, and any such notice or demand shall be deemed to have been received by the Company within two Business Days of its dispatch at the post office.

25.3.	The Company shall deliver to the Trustee copies of any notice it makes to Holders.

26.	Waivers, settlements and amendments to the Trust Deed

26.1.	The Trustee may, from time to time and at any time when this is in the best interest of the Holders, or if in the opinion of the Trustee this will not have a material adverse effect on the rights of Holders, waive any breach or omission by the Company with respect to any term of the Deed, provided however, that such waiver does not relate to the repayment terms of the Deed or the terms regarding demand of early repayment of the Debenture in accordance with the Overleaf Terms. The Trustee shall give Holders notice of any waiver by the Trustee under this Section, in the manner that will be designated.

26.2.	Subject to prior approval by extraordinary resolution of the Holders, the Trustee may, whether before or after repayment of the Principal has begun, enter a settlement with the Company regarding any right or claim by the Holders, and enter any arrangement with the Company with respect to the rights of the Trustee, including waiver of any right or claim that the Trustee and/or the Holders may have against the Company.

26.3.	The Company may, subject to the Trustee’s consent, whether before or after repayment of the Principal has begun, amend the Deed (including amendment of the terms of the Debentures), subject to the following conditions:

26.3.1.	The amendment does not relate to the repayment terms of the Debentures nor to the terms for demanding early repayment set forth in the Overleaf Terms, and the Trustee is satisfied that the amendment has no material adverse effect on the Holders.

26.3.2.	The Holders have, by an extraordinary resolution at the general meeting or at any adjournment thereof, at which a quorum is present, agreed to the amendment.

26.4.	The terms of the Debenture may be amendment in an arrangement or a settlement approved by the court under Sections 350-351 of the Companies Law 5759-1999.

26.5.	Notwithstanding any of the provisions of this Deed, and subject to the provisions of the law, for the purpose of registration of the Debentures on the TASE, including on the Institutional Investors, the Company shall be entitled to amend the terms of the Deed and/or the Debentures, all as and to the extent this is required by the Israel Securities Authority and/or the TASE and/or the TASE clearing house and/or any other government agency, provided however that such amendment shall not have a material adverse effect on the rights of Holders, and to the extent that such amendments are required in order to effectuate registration on the TASE and/or Institutional Investors, or for authorization to publish a prospectus, and such amendments shall not require the consent of the Trustee and/or Holders and shall be at the absolutely and exclusive discretion of the Company.

Amendments relating to the terms of repayment of the Debentures or the terms for demanding early repayment of the Debentures in accordance with the Overleaf Terms, and except for amendments adjusting the structure of the Deed and the ancillary documents thereto to the instructions of the Israel Securities Authority and the TASE and/or the provisions of the law as in effect at such time, shall require the consent of the Trustee and the Holders in the manner set forth in Section 23.6.2 above. The Company shall give the Trustee and the Holders notice of such amendments in a manner that will be designated by the Company.

27.	Register of Holders

27.1.	The Company shall maintain at its registered office or cause others to maintain for it, a designated Register of Holders, in which it will record the names and addresses of Holders and the par value of the Debentures that they hold. The Registry will also show all transfers of Debentures. The Trustee and each of the Holders shall be entitled to inspect the Register at any reasonable time during the Company’s standard working hours, subject to prior arrangement with the Company.

27.2.	The Company shall not be required to record in the Register of Debenture-Holders any notice regarding any express, implied or presumed trust, or regarding pledges or charges of any kind, or regarding any equitable right, claim or setoff or any other right in connection with the Debentures. The Company shall recognize only the ownership of the person in whose name the Debentures were registered, provided however that his legal heirs, the administrators of his estate or the executors of his will and any person who is entitled to the Debenture due to the bankruptcy (or liquidation in case of a corporation) of any registered owner, may be registered as owners of such Debentures after furnishing evidence of such claimed rights to the satisfaction of Company management. The Company shall recognize only the ownership of the person in whose name the Debentures were registered, provided however that his legal heirs, the administrators of his estate or the executors of his will and any person who is entitled to the Debenture due to the bankruptcy (or liquidation in case of a corporation) of any registered owner, may be registered as owners of such Debentures after furnishing evidence of such claimed rights to the satisfaction of Company management. . The Company may close the Register from time to time, for a period or periods not to exceed 30 days per year in the aggregate.

28.	Release

Once (i) the Trustee is satisfied that all of the Debentures have been redeemed or once the Company entrusts with the Trustee money to cover redemption of the Debentures and Interest (and subject to the terms of indexation) that have not been presented for redemption, and (ii) the Trustee is satisfied that all the obligations and expenses that it has incurred in connection with this Deed have been fully paid, the Trustee shall, upon the Company’s first demand, use the money deposited with respect to Debentures whose redemption has not been demanded in accordance with the terms of this Deed, and give the Company notice of termination of its office as Trustee.

29.	Expiration or termination of a Trustee’s term in office

29.1.	The term in office of a Trustee shall terminate upon its resignation or under the circumstances set forth in Section 28 above or Section 30 below. Notwithstanding the foregoing, the Trustee’s resignation shall become effective only once another Trustee is appointed in its stead. The Trustee shall surrender to the new Trustee all of the documents and amounts in its possession in connection with the trust under this Deed, and shall execute any document as required for this purpose.

29.2.	Any new Trustee shall have the same powers, authorities and licenses and may, for all intents and purposes, act as though it were appointed Trustee from the outset in accordance with the terms hereof.

29.3.	In the event of termination of a Trustee’s term in office as set forth in Sections 28 or 30 hereof, or in the event that the Trustee is unable, for any reason, to perform its duties, the Company shall, to the extent that the general meeting of Holders has not done so by an extraordinary resolution within 30 days of the end of the Trustee’s term, appoint a new Trustee in lieu of the old one. Such new Trustee shall be a trust company of any one of the six largest banks in Israel.

29.4.	The Trustee’s obligations to perform actions as required under this Deed and the ancillary documents thereto shall not expire until the money, assets and interest in the trust, as applicable, are transferred to another Trustee. The Trustee shall cooperate with the Company and the new Trustee for the purpose of such transfer. The termination of the term in office of the Trustee shall not prejudice the rights, claims or grievance that the Company and/or Holders may have against the Trustee, arising from causes of action prior to the Trustee’s termination, and shall not release the Trustee from any liability in accordance with the law.

30.	Termination of a Trustee’s term

Holders of 10% (ten percent) of the unpaid balance of the Debentures in circulation may call a general meeting of Holders. Any such meeting may resolve, by a resolution of the Holders of at least fifty percent of the unpaid balance of the Debentures still unpaid or still not expired, present in person or by proxy, to terminate the term of the Trustee and appoint another Trustee in its place or in the place of a Trustee that has resigned.

31.	Meetings of Holders

Meetings of Holders shall be held in accordance with the provisions of the Second Addendum hereto.

32.	Reports to the Trustee

As long as there are any Debentures in circulation and as long as any payment is due with respect thereto, the Company shall provide the Trustee with:

(a)	Audited financial statements of the Company for the fiscal year ended December 31 of the previous year, or parts thereof, no later than 14 days after they are signed, provided however that such financial statements or parts thereof (as the case may be) are published by the Company’s parent company, Internet Gold Ltd. and/or by the Company (if it becomes a Reporting Corporation), and that in any other event, the Trustee shall not be entitled to inspect these documents.

(b)	Semi-annual and quarterly reports, no later than 10 days after they are signed, provided however that such financial statements or parts thereof (as the case may be) are published by the Company’s parent company, Internet Gold Ltd. and/or by the Company (if it becomes a Reporting Corporation), together with an auditor’s review, and that in any other event, the Trustee shall not be entitled to inspect these documents.

(c)	No later than December 31 of every year, confirmation from the Company’s auditor regarding payment (including date) of the amounts of the Interest and/or Principal whose payment was due before the date of such confirmation, and confirmation regarding the balance of Debentures in circulation on the controlling date for payment of Interest.

(d)	The Company shall attach to the financial statements delivered to the Trustee in accordance with Section (a) above, a certificate executed by a director of the Company and by its CEO, confirming that the Company has not violated the terms of this Deed, except to the extent stated in such certificate.

(e)	Copies of all documents that the Company has delivered to Holders and any information that the Company has given them in any other manner, and any additional information as reasonably required by the Trustee.

(f)	In the event that the Company becomes a Reporting Corporation, as defined in the Law - copies of any immediate report issued by the Company, within 3 days of the issuance of such report. Such reports shall be prepared and filed in accordance with the forms and timetables set forth in the Law and the regulations promulgated thereunder.

At the request of the Holders, the Trustee shall furnish them with copies of the documents enumerated above, subject to payment by Holders of the cost of photocopying and delivery.

33.	Jurisdiction

Any and all disputes arising from this Deed shall be submitted to the exclusive jurisdiction of the competent courts in Tel Aviv-Yafo.

34.	Addresses

The addresses of the parties for the purposes of this Deed shall be as provided in the preamble hereto, or any other address as notified in writing.

In Witness Whereof the Parties Have Hereunto Set Their Hand in Writing:

/s/ Eli Holtzman	/s/ Shmuel Neiberg
Smile Communications Ltd.	Schiff Hazenperetz Trustees (2004) Ltd.

Certification

I the undersigned, Ami Barlev, attorney at law, hereby confirm that the foregoing Deed of Trust was executed in my presence on

5-4-2007 by Mr. Eli Holtzman, ID 03669587, by and on behalf of Smile.Communication Ltd., private company number 512832742 (the “Company”) and that his signature is binding upon the Company for all intents and purposes.

5-4-2007	/s/ Ami Barlev, Adv.
Date	Signature and Stamp

Second Addendum – Meetings of Debenture-Holders

1.	(a) In this Addendum –

“Debentures” – mean the Debentures (Series A).

“Holder”, “Holders”, “Debenture-Holders” – mean holders of the Debentures (Series A), whose general meeting is being held or there is an intention to convene it.

(b) The Trustee or the Company may call a meeting of the Debenture-Holders. In the event that the Company convenes the meeting, it shall deliver written notice to the Trustee, stating the place, date and time at which the meeting will be held, and the business that will be discussed at the meeting.

The Company shall be obligated to call such a meeting upon the written request of the Trustee and/or upon the written demand of two Holders representing at least one third of the unpaid balance of the principal of the Debentures in circulation at such time. If a meeting convenes at the demand of Holders as aforesaid, the Company shall be entitled to demand from such Holders indemnity, to the Company’s satisfaction, for the expenses involved in convening the meeting upon their demand.

The Company is entitled to participate in any meeting of the Debenture-Holders. A representative of the Trustee may participate in any such meeting.

2.	(a) The Trustee shall be given at least 14 days’ notice or, if the purpose of the meeting is to discuss the adoption of an extraordinary resolution then at least 21 days’ notice, stating the place, date and time of the meeting.

(b) If the purpose of the meeting is to adopt an extraordinary resolution, the notice shall include the text of the draft resolution. In addition, the notice shall provide reasonable detail of the business to be discussed at the meeting.

(c) Notices from the Company or the Trustee to the Debenture-Holders shall be delivered to each of the Debenture-Holders at its address as stated in the Company’s Register of Debenture-Holders, or in the alternative, by publication of a notice in two widely-circulated Hebrew newspapers in Israel, with a copy to the Trustee.

(d) The Trustee may shorten the time of the notice if in his discretion a delay would be prejudicial to the rights of Debenture-Holders.

(e) The accidental omission to give notice of a meeting to all of the Holders shall not invalidate any resolution adopted at such meeting.

3.	The chairman of the meeting shall be appointed by the Trustee. If the Trustee does not appoint a chairman or if he is absent from the meeting, the Debenture-Holders present at the meeting shall elect one of their number to be the chairman.

4.	(a) Unless provided otherwise in the terms of the Trust Deed, no business shall be considered or determined at a meeting unless the requisite quorum is present when the meeting proceeds to business.

(b) The quorum for a meeting of Holders shall be the presence, in person or by proxy, of Holders representing at least 10% of the unpaid balance of the principal of the Debentures in circulation at such time.

(c) If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place (and if that day is not a Bank Business Day – to the first Bank Business Day thereafter), and no notice of such adjournment shall be required, or to any other day, time or place of which the Company shall give Holders at least seven days’ notice. At an adjourned meeting the required quorum shall be two Holders, present in person or by proxy, representing together at least 10% of the unpaid balance of the principal of the Debentures in circulation at such time. In any other case, two Holders present in person or by proxy shall constitute a quorum, irrespective of the par value they hold.

Notice that in the event a quorum is not present the meeting shall be adjourned and notice of the quorum for t such adjournment, can be included in the original notice of the general meeting.

(d) Notwithstanding the foregoing, a quorum for the purposes of a meeting convened for the purpose of adopting an extraordinary resolution, shall be the presence, in person or by proxy, of at least 50% of the unpaid balance of the principal of the Debentures in circulation at such time, and for the purpose of any adjournment of such meeting, the presence, in person or by proxy, of Holders representing at least 20% of such balance.

(e) The chairman of a meeting at which a quorum is present may, with the consent of such meeting (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place. It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for ten (10) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

(f) Except as provided above, Holders shall not be entitled to receive notice of an adjourned meeting and/or of the business to be discussed at the adjourned meeting. The only businesses to be considered at an adjourned meeting shall be those matters which might have been lawfully considered at the meeting originally called.

6.	(a) Debenture-Holders may participate and vote by proxy.

(b) Votes shall be decided by a show of hands.

In a vote by show of hands, each Holder present in person or by proxy shall have one vote for every NIS 1 par value of the total unpaid principal of the Debentures entitling such Holder to vote. The chairman of the meeting shall not have an additional or casting vote.

(c) If two or more persons are joint owners of any Debenture, the right to vote at a meeting shall be conferred exclusively upon the senior amongst the joint owners wishing to vote, in person or by proxy; and for this purpose seniority shall be determined by the order in which the names stand on the Register of Holders.

(d) Notwithstanding the foregoing, Debentures purchased by the Company, by subsidiaries of the Company, by a controlling shareholder of the Company or by companies controlled by a controlling shareholder of the Company, shall not entitle such entity (as applicable) to vote at the general meting of Debenture-Holders, and such Debentures shall not be counted as part of the quorum.

7.	(a) A vote by show of hands shall be carried out in the manner that the chairman shall instruct.

(b) Debenture-Holders or their proxies may vote some of their Debentures in favor of any proposed resolution and some against it, as they deem fit.

8.	(a) A letter of appointment of a proxy shall be in writing and shall be signed by the appointer or by his legal representative duly authorized in writing, or if the appointer is a corporation, the appointment shall be made in writing under the seal of the corporation or by an officer of the corporation or other representative authorized to do so. The letter appointing a proxy shall be in any commonly-used form.

(b) A proxy does not have to be a Debenture-Holder himself.

(c) The letter of appointment and power of attorney, or any other certificate pursuant to which the letter of appointment was signed, or a certified copy of such power of attorney, shall be deposited in the registered office of the Company at least 48 hours before the time fixed for the meeting at which the proxy intends to vote, unless provided otherwise in the notice convening the meeting.

(d) A vote made in accordance with the terms of the instrument appointing a proxy shall be valid even if prior thereto, the appointer died or became legally incompetent or the letter of appointment was cancelled or the Debenture with regard to which the vote was cast was transferred, unless written notice of such event was received at the registered office of the Company before the meeting.

9.	Any corporation which is a Debenture-Holder may, by written authorization signed by its authorized signatories, empower a person of its choice to act as its representative in any meeting of Holders, and the person so authorized may act in the name of the corporation he represents as if that Debenture-Holder were present itself at the meeting

10.	The chairman of the meeting shall cause minutes to be taken of the meeting of Holders and recorded in the minute book maintained by the Trustee. Minutes of each meeting shall be signed by the chairman of the meeting or by the chairman of the following meeting, and, when signed, shall serve as conclusive evidence of the proceedings of the meeting, and as long as there is no evidence to the contrary, any resolution passed at such a meeting shall be deemed to have been duly adopted.

11.	A person or persons appointed by the Trustee, Company Secretary and any other person or persons so authorized by the Company or the Trustee, may attend meetings of such Debenture-Holders, but shall have no voting power.

12.	A meeting of the Holders called in accordance with the these terms, may, among other things, by an extraordinary resolution, as defined below, adopt any or all of the following resolutions:

(a)	To authorize the Trustee and/or a representative to enter a settlement with the Company in connection with any claim of any or all of the Debenture-Holders or of the Trustee, in accordance with the Deed of Trust.

(b)	With respect to amendments to the Trust Deed that require an extraordinary resolution – to amend, subject to the Company’s consent, the Deed of Trust, including the terms of the Debentures, , and to authorize the Trustee to execute any additional or new trust deed as required in order to effectuate such amendment.

(c)	To give the Trustee prior authorization where such authorization is required under to the Trust Deed, by an extraordinary resolution of the Debenture-Holders, to enter a settlement with the Company in connection with any claim of any or all of the Debenture-Holders or of the Trustee, in accordance with the Deed of Trust.

(d)	To demand early repayment of the Debentures or any amendment, change or arrangement with respect to the rights of Debenture-Holders, whether such rights derive from the Debentures, the Trust Deed or any settlement and/or waiver in connection with such rights.

13.	(a) Other than cases in which the law or the Trust Deed require an extraordinary resolution, any business submitted to such a meeting shall be decided by an ordinary resolution. Ordinary resolutions shall be decided by a simple majority of the votes of the Debenture-Holders present and voting at the meeting in person or by proxy.

(b) An extraordinary resolution is a resolution passed by a majority of the Debenture-Holders present and voting at a meeting in which a quorum in accordance with Section 4(d) above is present, and holding and representing at least 75% of the balance of the par value of the Debentures.

14.	Representatives of the Company may be present at any meeting of Debenture-Holders.